UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*


                            Symbol Technologies, Inc.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    871508107
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                   [x]      Rule 13d-1(b)
                                   [ ]      Rule 13d-1(c)
                                   [ ]      Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 871508107                13G                        Page 2 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            3,132,858 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,815,023 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       4,187,111 shares

                    8  SHARED DISPOSITIVE POWER

                       3,984,342 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,171,453 shares (includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers L.L.C. and Forstmann-Leff International,
         LLC)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.6%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP No. 871508107                13G                       Page 3 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,591,586 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       3,760,905 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,760,905 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    1.6%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP No. 871508107                13G                        Page 4 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates L.P.
   13-3717850

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

12  TYPE OF REPORTING PERSON

    PN

CUSIP No. 871508107                13G                        Page 5 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          21,600 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       21,600 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    21,600 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP No. 871508107                13G                        Page 6 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff International, LLC
   52-2169041

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          201,837 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       201,837 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    201,837 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .1%

12  TYPE OF REPORTING PERSON

    IA, OO

                                                              Page 7 of 10 pages


Item 1(a) NAME OF ISSUER:

         Symbol Technologies, Inc.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         One Symbol Plaza
         Holtsville, New York  11742-1300

Item 2(a) NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c) CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d) TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.01

Item 2(e) CUSIP NUMBER:

         871508107

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability corporation, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. Forstmann-Leff Associates, L.P. is a Delaware limited partnership and until December 27, 2001 was a registered investment adviser under the Act. FLA Asset Management, LLC is the general partner of Forstmann-Leff Associates L.P. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. Forstmann-Leff International, LLC, a Delaware limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the members of Forstmann-Leff International, LLC's Investment Committee and the managers of FLA Advisers L.L.C.

                                                             Page 8 of 10 pages

Item 4 OWNERSHIP:

          (a) Amount beneficially owned: See Item 9 of the cover pages attached hereto

          (b)  Percent of Class: See Item 11 of the cover pages attached hereto

          (c)  See Items 5 through 8 of the cover pages attached hereto

Item 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          This statement is being filed to report that as of December 31, 2001, the reporting persons ceased to be a beneficial owner of more than 5% of the Common Stock of Symbol Technologies, Inc.

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

Item 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

Item 9 NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10 CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 9 of 10 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2002

                                   FORSTMANN-LEFF ASSOCIATES, LLC

                                   By:  /s/ Joseph Sullivan
                                        Chief Operating Officer


                                   FLA ASSET MANAGEMENT, LLC

                                   By: Forstmann-Leff Associates, LLC,
                                       its Sole Member

                                   By:  /s/ Joseph Sullivan
                                        Chief Operating Officer


                                   FORSTMANN-LEFF ASSOCIATES L.P.

                                   By:      FLA Asset Management, LLC
                                            General Partner


                                   By:  /s/ Joseph Sullivan
                                        Chief Operating Officer


                                   FLA ADVISERS L.L.C.


                                   By:  /s/ Joseph Sullivan
                                        Chief Operating Officer


                                   FORSTMANN-LEFF INTERNATIONAL, LLC


                                   By:  /s/ Joseph Sullivan
                                        Chief Operating Officer

                                                            Page 10 of 10 pages
                                                                       Exhibit A


                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, Forstmann-Leff Associates L.P., FLA Advisers L.L.C. and Forstmann-Leff International, LLC, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 14, 2002
                                   FORSTMANN-LEFF ASSOCIATES, LLC


                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer


                                   FLA ASSET MANAGEMENT, LLC

                                   By: Forstmann-Leff Associates, LLC,
                                       its Sole Member

                                   By:      /s/ Joseph Sullivan
                                           Chief Operating Officer


                                   FORSTMANN-LEFF ASSOCIATES L.P.

                                   By:      FLA Asset Management, LLC
                                            General Partner

                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer


                                   FLA ADVISERS L.L.C.

                                   By:      /s/ Joseph Sullivan
                                            Chief Operating Officer


                                   FORSTMANN-LEFF INTERNATIONAL, LLC


                                   By:      /s/ Joseph Sullivan
                                           Chief Operating Officer